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                                                                    Exhibit 10.5

                                                                  EXECUTION COPY

                      STOCK PURCHASE AND SUPPORT AGREEMENT

     THIS STOCK PURCHASE AND SUPPORT AGREEMENT, dated as of October 3, 2005 (this "Agreement"), is by and among R.H. Donnelley Corporation, a Delaware corporation ("Parent"), R.H. Donnelley Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and the stockholders of Parent listed on Schedule A attached hereto (each, a "Stockholder" and collectively, the "Stockholders").

                                    RECITALS:

          A. Immediately prior to the execution of this Agreement, the Stockholders are the record and beneficial owners of the number of shares of Convertible Cumulative Preferred Stock, par value $1 per share, of Parent (the "Preferred Stock") set forth opposite such Stockholder's name under the caption "Shares of Preferred Stock Beneficially Owned" on Schedule A attached hereto, and each Stockholder has the right to vote (on an as converted basis and as provided in the Certificate of Designations) and dispose of all of such shares of Preferred Stock.

          B. Dex Media, Inc., a Delaware corporation ("Dex Media"), Parent and Forward Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), entered into an Agreement and Plan of Merger, dated as of October 3, 2005 (as amended from time to time, the "Merger Agreement"), pursuant to which Dex Media will be merged with and into Merger Sub with Merger Sub as the surviving company (the "Merger").

          C. Parent has agreed to repurchase and acquire from the Stockholders, and the Stockholders have agreed to sell to Parent, subject to the terms and conditions of this Agreement, all of the shares of Preferred Stock owned by the Stockholders, as set forth opposite each such Stockholder's name under the caption "Shares of Preferred Stock Beneficially Owned" on Schedule A attached hereto (such shares of Preferred Stock are referred to collectively in this Agreement as the "Purchased Shares").

          D. As a condition to entering into the Merger Agreement, which will benefit the Stockholders directly and indirectly, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement, pursuant to which, among other things, the Stockholders (a) agree to vote their Securities owned at the time of such vote on matters relating to the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement as provided herein, including, without limitation, in favor of the issuance of shares of Parent Common Stock in the Merger, and (b) consent under the Purchase Agreement and the Certificate of Designations, on the terms and conditions set forth herein, to the transactions contemplated herein and by the Merger Agreement, including, without limitation, the Merger, the purchase of the Purchased Shares and the Financing, and waive any right of first refusal in connection with the issuance of shares of Parent Common Stock in the Merger.

          E. Prior to entering into this Agreement, the disinterested members of Parent's board of directors directed management to negotiate the terms of the transactions contemplated herein with the Stockholders on an arms-length basis (the "Transactions").
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          F. The disinterested members of Parent's board of directors, after review of the Transactions, which included advice from an independent investment bank of national reputation, determined that the Transactions were beneficial and fair to Parent and its stockholders, and that the Transactions should be consummated as described herein.

          G. Parent and the Stockholders desire to set forth certain agreements herein.

                                   AGREEMENT:

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     Section 1.1. Certain Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement, the following terms have the following meanings when used herein with initial capital letters:

          (a) "Affiliate" means any Person that directly, or indirectly through one or more Persons, controls, is controlled by, or is under common control with, the Person specified. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

          (b) "Certificate of Designations" means the Certificate of Designations governing the Convertible Cumulative Preferred Stock of Parent.

          (c) "Material Adverse Effect" means, with respect to any reference to a state of facts, event, change, effect or condition, such state of facts, event, change, effect or condition that has had, has, or could reasonably be expected to have, a material adverse effect on (i) the business, assets, operations, properties, condition (financial or otherwise), contingent liabilities or material agreements of Parent and Parent's subsidiaries, taken as a whole, (ii) the ability of Parent to perform its obligations under this Agreement or (iii) the validity or enforceability of this Agreement or the rights or remedies of the Stockholders hereunder. Notwithstanding anything contained herein to the contrary, the commencement by or against Parent or any of Parent's subsidiaries of any case, proceeding or other action under any law relating to bankruptcy, insolvency or reorganization or the seeking of an appointment of a receiver, trustee, custodian or other similar official for Parent or any of Parent's subsidiaries or for all or any substantial part of Parent's or any of Parent's subsidiaries' assets, shall be deemed a Material Adverse Effect.


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          (d) "Parent Common Stock" means the common stock, par value $1 per share, of Parent.

          (e) "Person" means any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company or other entity or any individual or Governmental Entity.

          (f) "Purchase Agreement" means the Preferred Stock and Warrant Purchase Agreement, dated as of September 21, 2002, by and among Parent and the Stockholders, as amended by the Letter Agreement, dated as of November 25, 2002, by and among the Stockholders, Parent and R.H. Donnelley Inc., the Second Letter Agreement, dated as of January 3, 2003, by and among the Stockholders, Parent and R.H. Donnelley Inc. and the Third Letter Agreement, dated as of July 22, 2003, by and among the Stockholders, Parent and R.H. Donnelley Inc..

          (g) "Rights Agreement" means the Rights Agreement, dated as of October 27, 1998, as amended, by and between Parent and The Bank of New York, as successor Rights Agent.

          (h) "Securities" means the Preferred Stock together with any shares of Parent Common Stock or other securities of Parent held by a Stockholder as of the date hereof or acquired by a Stockholder in any capacity or form after the date hereof and prior to the termination of this Agreement whether pursuant to open market or other purchase or upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities (including, without limitation, any shares of Parent Common Stock issued to a Stockholder upon any exercise of the Warrants or conversion of any shares of Preferred Stock), or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

          (i) "Warrants" means the warrants to purchase shares of Parent Common Stock issued pursuant to the Purchase Agreement.

                                   ARTICLE II
                      PURCHASE AND SALE OF SHARES; CLOSING

     Section 2.1. Sale and Transfer of Purchased Shares. At the Closing and subject to the terms and conditions set forth in this Agreement, the Stockholders shall sell, transfer, convey, assign and deliver to Parent, and Parent shall repurchase and acquire from the Stockholders, the Purchased Shares, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, option, lien, charge or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of the Purchased Shares but excluding any restrictions or limitations under applicable law (collectively, "Liens"). The purchase price to be paid to each Stockholder at the Closing in exchange for such Stockholder's Purchased Shares is an amount in cash per share equal to the sum of (i) the product of (A) $64.00 (the approximate average closing price per share of Parent Common Stock on the NYSE for the 30 trading days ending September


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29, 2005) and (B) the number of shares of Parent Common Stock into which such
Purchased Share is convertible as of (and including) September 30, 2005 plus
(ii) an amount equal to the amount of dividends that would have accrued on such Purchased Share from and after October 1, 2005 through and including the earlier of (A) the Closing Date and (B) January 3, 2006 had the parties not entered into this Agreement (such sum of (i) and (ii), the "Purchase Price"); provided, however, that if the Closing occurs after January 3, 2006, the Purchase Price will increase by an amount equal to the weighted average annual interest rate with respect to Parent's or its Affiliates' high-yield notes issued in connection with the Financing (and if no such securities are issued, the average interest rate on the Dow Jones CDX US High Yield index as reported on Bloomberg for the 30 trading days immediately prior to the Closing Date) based on the number of days elapsed after January 3, 2006 through and including the Closing Date and a 360-day year. The aggregate Purchase Price to be paid to each Stockholder in exchange for such Stockholder's Purchased Shares is referred to herein as the "Specified Purchase Price." The Specified Purchase Price with respect to each Stockholder shall be paid by wire transfer of immediately available funds to the account(s) designated by the Stockholders. For the avoidance of doubt, the parties hereby acknowledge and agree that, as of September 30, 2005, (1) the Convertible Preferred Amount (as defined in the Certificate of Designations), which includes all dividends that accrued on the Preferred Stock to such date, was $124,630,175 and (2) the Preferred Stock was convertible by the Stockholders (excluding fractional shares) into an aggregate of 5,182,125 shares of Parent Common Stock. Illustrations of how the Purchase Price would be calculated on hypothetical Closing Dates is attached hereto as
Schedule 2.1.

     Section 2.2. Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 2.3, the closing of the sale of the Purchased Shares (the "Closing") shall take place at the offices of Jones Day, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114 on the earliest of (i) a date specified by Parent, which shall be after January 3, 2006 and no earlier than five business days after notice to the Stockholders, (ii) the Effective Time,
(iii) if the Merger Agreement is terminated, the earlier of (A) a date specified by Parent, which shall be no earlier than five business days after notice to the Stockholders, and (B) 30 days following termination of the Merger Agreement or
(iv) the earlier of (A) July 15, 2006 and (B) 15 days after the outside termination date in the Merger Agreement (the earlier of (A) and (B) is referred to herein as the "Outside Date"), or at such other time and/or place as shall be mutually agreed upon by Parent and the Stockholders. The date upon which the Closing occurs is referred to herein as the "Closing Date.

     Section 2.3. Conditions to the Closing.

          (a) Parent. The obligation of Parent to purchase the Purchased Shares at the Closing is subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing:

               (i) Representations and Warranties; Covenants. The representations and warranties of the Stockholders contained in this Agreement shall be true and correct in all material respects (disregarding for these purposes any materiality, material adverse effect or corollary qualifications contained therein) on and as of the date of this Agreement and on and as of the Closing with the same effect as though made on and as of such date, and the Stockholders shall have in all material


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          respects performed all obligations and complied with all agreements, undertakings, covenants and conditions required under this Agreement to be performed by the Stockholders at or prior to the Closing.

               (ii) No Injunction. There shall not be in effect any statute, law, regulation, rule, order, decree or injunction of a Governmental Entity of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby.

               (iii) Stock Certificates and Stock Powers. Parent shall have received stock certificates representing the Purchased Shares owned by the Stockholders with duly executed stock powers attached for transfer to Parent.

               (iv) Resignation of Directors. The members of Parent's board of directors designated by the Stockholders pursuant to the Certificate of Designations or otherwise shall have submitted letters of resignation to Parent and the Parent board of directors.

               (v) Stockholders' Officer Certificates. Parent shall have received a certificate from each Stockholder, in form and substance reasonably satisfactory to Parent, dated as of the Closing, duly executed by an authorized signatory of each such Stockholder, certifying that the conditions set forth in Section 2.3(a)(i) and (ii) have been satisfied.

          (b) The Stockholders. The obligation of each Stockholder to sell the Purchased Shares at the Closing is subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing:

               (i) Representations and Warranties; Covenants. The representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects (disregarding for these purposes any materiality, Material Adverse Effect or corollary qualifications contained therein) on and as of the date of this Agreement and on and as of the Closing with the same effect as though made on and as of such date, and Parent shall have in all material respects performed all obligations and complied with all agreements, undertakings, covenants and conditions required under this Agreement to be performed by Parent at or prior to the Closing.

               (ii) No Injunction. There shall not be in effect any statute, law, regulation, rule, order, decree or injunction of a Governmental Entity of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby.

               (iii) Payment of the Specified Purchase Price. Such Stockholder shall have received payment of the Specified Purchase Price by bank wire transfer to an account or accounts designated in writing for this purpose by such Stockholder to Parent at least two business days prior to the Closing.


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               (iv) Parent's Officer Certificate. The Stockholders shall have received a certificate from Parent, in form and substance reasonably satisfactory to the Stockholders, dated as of the Closing, duly executed by an authorized officer of Parent, certifying that the conditions set forth in Section 2.3(b)(i) and (ii) have been satisfied.

                                  ARTICLE III
                      ADDITIONAL AGREEMENTS OF THE PARTIES

     Section 3.1. Disclosure. Each Stockholder hereby agrees to permit Parent to publish and disclose in the Form S-4 and the Joint Proxy Statement (including all documents and schedules filed with the SEC), and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the repurchase of the Purchased Shares hereunder, the Merger and any transactions related thereto, such Stockholder's identity and ownership of Parent Securities and the nature of its representations, warranties and covenants in this Agreement. Parent will provide the Stockholders with a copy of any proposed disclosure and will provide the Stockholders with a reasonable opportunity to comment thereon.

     Section 3.2. Voting of Securities. During the period commencing on the date hereof and continuing until the earliest of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms and (c) termination of this Agreement (the "Support Period"), at the Parent Stockholders Meeting or at any adjournment, postponement or continuation thereof or in any other circumstances (including any other annual or special meeting of the stockholders of Parent, any action by prior written consent or any separate class vote) in which a vote, consent or other approval with respect to the issuance of shares of Parent Common Stock in the Merger or otherwise in connection with the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement, including any separate class vote of any Securities, each Stockholder hereby irrevocably and unconditionally agrees to vote or to cause to be voted (in person, by proxy or otherwise) all of such Stockholder's Securities entitled to vote thereon and held by such Stockholder at the time of such vote (i) in favor of (A) the issuance of shares of Parent Common Stock in the Merger and (B) if applicable, the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement and
(ii) against (A) any other Acquisition Proposal (whether or not a Superior Proposal) with respect to Parent, (B) any proposal for any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of Parent or any of its subsidiaries that is in competition or inconsistent with the adoption of the Merger Agreement, or any proposal to effect the foregoing that is made in opposition to or in competition with the transactions contemplated by the Merger Agreement, (C) any liquidation or winding up of Parent, (D) any extraordinary dividend by Parent (other than the payment of any cash dividend that Parent is expressly permitted to make under the Merger Agreement) and (E) any change in the capital structure of Parent (other than any change in capital structure resulting from the Merger or expressly permitted under the Merger Agreement). Neither the foregoing agreements of the Stockholders to vote, nor any such actual vote by the Stockholders, shall be or be deemed to be a waiver of any rights the Stockholders have pursuant to the Purchase Agreement or the Certificate of Designations nor shall any such vote or agreement to vote constitute or be deemed to constitute any consent, waiver,


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acknowledgement or agreement with respect to any of the matters described in the second sentence of Section 6.1.

     Section 3.3. Restriction on Transfer; Agreement Not to Convert. (a) During the period commencing on the date hereof and continuing until the first to occur of (i) the Closing and (ii) the termination of this Agreement in accordance with its terms, each Stockholder agrees that it will not, directly or indirectly, transfer, or enter into any contract, option or other arrangement or understanding with respect to or consent to the transfer of, any or all of the Securities, except as otherwise provided in this Agreement or to Parent.

          (b) During the period commencing on the date hereof and continuing until the Closing or earlier termination of this Agreement pursuant to
     Section 5.1, each Stockholder agrees that it will not convert any shares of Preferred Stock into shares of Parent Common Stock.

     Section 3.4. No Solicitation. (a) Each Stockholder will not, and such Stockholder will direct and use its reasonable best efforts to cause its officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate or knowingly encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto, or disclose any nonpublic information or afford access to books or records to, any Person that has made, or to the Stockholder's knowledge is considering making, any Acquisition Proposal, or approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal, or propose publicly or agree to do any of the foregoing relating to an Acquisition Proposal.

          (b) It is understood that any violation of the restrictions set forth in this Section 3.4 by any officer, director, employee, investment banker, consultant, attorney, accountant, agent or other representative of such Stockholder, at the direction or with the consent of such Stockholder, will be deemed to be a breach of this Section 3.4 by such Stockholder.

          (c) Nothing in this Agreement will be deemed to require any Stockholder or representative of any Stockholder who is also a member of Parent's board of directors to take any action or refrain from taking any action in his or her capacity as a member of the board of directors to the extent such action is permitted by Section 6.10 of the Merger Agreement.

          (d) The provisions of Sections 3.4(a), (b) and (c) will remain in effect only during the Support Period and nothing herein will prevent the Stockholders from participating in discussions, negotiations or furnishing information with respect to an Acquisition Proposal if Parent would be permitted to participate in such discussions, negotiations or furnish such information pursuant to the terms and conditions of the Merger Agreement.


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          (e) Notwithstanding the forgoing, nothing in this Agreement shall prohibit Goldman, Sachs & Co. and its Affiliates (other than the Stockholders) from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage and/or other activities conducted in the ordinary course of business.

     Section 3.5. Stop Transfer; Legend. (a) Each Stockholder agrees with, and covenants to, Parent that prior to the termination of this Agreement, such Stockholder will not request that Parent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement.

          (b) In the event of a stock dividend or distribution, or any change in Parent Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like (other than pursuant to the Merger), the terms "Parent Common Stock" and "Securities" will be deemed to refer to and include the shares of Parent Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments will be made to the terms and provisions of this Agreement.

          (c) Each Stockholder agrees that it will promptly after the date hereof surrender to Parent all certificates representing the Preferred Stock and the Warrants, and Parent will place the following legend on such certificates and the Warrants in addition to any other legend required thereon:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO AND OTHER PROVISIONS OF A STOCK PURCHASE AND SUPPORT AGREEMENT, DATED AS OF OCTOBER 3, 2005, BY AND AMONG R.H. DONNELLEY CORPORATION AND CERTAIN STOCKHOLDERS OF R.H. DONNELLEY CORPORATION SIGNATORY THERETO."

          (d) Promptly (but in any event not later than five Business Days) following the termination of this Agreement, if applicable, Parent will issue replacement certificates or Warrants without the foregoing legend to the relevant Stockholder.

          (e) Promptly (but in any event not later than five Business Days) following the Closing, Parent will issue replacement Warrants to the Stockholders without the legend currently endorsed on the Warrants with respect to the transfer conditions contained thereon.

     Section 3.6. Waiver of Redemption of Preferred Stock. Prior to the termination of this Agreement, Parent irrevocably and unconditionally waives any right to call for a redemption of the Preferred Stock or to deliver a redemption notice pursuant to Sections 5(a) and 6(a) of the Certificate of Designations.

     Section 3.7. Waiver and Modification of Rights Under Certificate of Designations. Each of the Stockholders agrees and acknowledges that dividends payable on the Preferred Stock


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pursuant to Section 3 of the Certificate of Designations shall cease to accrue on and after October 1, 2005; provided, however, that if this Agreement is terminated, then dividends shall be deemed to have accrued from and after September 30, 2005 through and including the effective date of such termination (the "Termination Date") as currently provided in Section 3 of the Certificate of Designations as if the parties hereto had not agreed to the waiver and modifications set forth in this Section 3.7 and, thereafter, dividends shall accrue on the Preferred Stock from and after the Termination Date as currently provided in Section 3 of the Certificate of Designations as if the parties hereto had not agreed to the waiver and modifications set forth in this Section
3.7. The parties agree and acknowledge that any dividends or other amounts payable on or with respect to the Preferred Stock for any period subsequent to September 30, 2005 may, at Parent's election, be paid in cash, or allowed to accrue pursuant to Section 3 of the Certificate of Designations, provided that no such cash dividends may be paid by Parent other than following termination of this Agreement. For the avoidance of doubt, in the event this Agreement is terminated, with respect to any period subsequent to September 30, 2005, in no event shall any Stockholder be entitled to receive both (i) dividends on the Preferred Stock as provided in Section 3 of the Certificate of Designations and
(ii) any additional amounts payable with respect to the Preferred Stock as contemplated by (A) clause (ii) of the second sentence of Section 2.1 of this Agreement and (B) the proviso to such sentence.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     Section 4.1. Representations and Warranties of Parent. Parent represents and warrants to, and agrees with, the Stockholders on the date hereof and at and as of the Closing as follows:

          (a) Organization; Authorization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and the Merger Agreement and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Merger Agreement and the performance by Parent of its covenants and agreements under this Agreement and the Merger Agreement have been duly and validly authorized by the board of directors of Parent, and no other corporate proceedings on the part of Parent (including, without limitation, any stockholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement or the consummation of the transactions contemplated hereby and thereby, except as contemplated by the Merger Agreement. This Agreement and the Merger Agreement have been duly executed and delivered by Parent and constitute the valid and binding agreement of Parent, enforceable against Parent in accordance with their terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.


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          (b) No Conflicts. Neither the execution and delivery of this Agreement or the Merger Agreement nor the consummation of the transactions contemplated by this Agreement or the Merger Agreement will (i) conflict with or result in any breach of any provision of the incorporation documents or by-laws of Parent or any of its subsidiaries (after giving effect to the transactions contemplated by the Merger Agreement, including, without limitation, the amendment to the by-laws contemplated thereby),
     (ii) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any court, department, body, board, bureau, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign ("Governmental Entity"), (iii) violate, conflict with or result in a default (or any event that, with notice or lapse of time or both, would constitute a default) or require any consent under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any (A) note, mortgage, indenture, credit agreement, other evidence of indebtedness or guarantee or (B) license, agreement, lease or other contract, instrument or obligation, to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their respective assets may be bound or (iv) violate any order, injunction, decree, statute, law, rule or regulation applicable to Parent or any of its subsidiaries, excluding from the foregoing clauses (ii) and
     (iii) such requirements, violations, conflicts, defaults or rights that would not, individually or in the aggregate, constitute a Material Adverse Effect or with respect to which consents or waivers are required to be obtained to consummate the Merger and the transactions contemplated by the Merger Agreement.

          (c) Solvency. Parent is not, and after giving effect to any financing obtained by Parent or its Affiliates in connection with the consummation of the transactions contemplated by this Agreement or the Merger Agreement (the "Financing"), the Merger and the transactions contemplated by the Merger Agreement, and the purchase of the Purchased Shares, will not be, insolvent within the meaning of Title 11 of the United States Code, the DGCL or the General Laws of the State of New York.

          (d) No Other Representation. Except for the representations of Parent contained in this Agreement, Parent makes no other representation or warranties, express or implied.

     Section 4.2. Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to, and agrees with, Parent on the date hereof and at and as of the Closing as follows:

          (a) Organization; Authorization. Such Stockholder is a limited partnership duly organized and validly existing under the laws of the state or country of its jurisdiction of formation. Such Stockholder has the power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement and the performance by such Stockholder of its covenants and agreements under this Agreement have been duly and validly authorized by the general partner of such Stockholder, and no further proceedings on the part of such Stockholder are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and


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     delivered by such Stockholder and constitutes, or as of the Closing will constitute, the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the organization documents or by-laws of such Stockholder, (ii) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, (iii) violate, conflict with or result in a default (or any event that, with notice or lapse of time or both, would constitute a default) or require any consent under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets may be bound or
     (iv) violate any order, injunction, decree, statute, law, rule or regulation applicable to such Stockholder, excluding from the foregoing clauses (ii) and (iii) such requirements, violations, conflicts, defaults or rights that would not adversely affect the ability of such Stockholder to consummate the transactions contemplated by this Agreement.

          (c) Purchased Shares and Interest. Such Stockholder is the sole record and beneficial owner of the Preferred Stock owned by such Stockholder as set forth opposite such Stockholder's name on Schedule A attached hereto under the caption "Shares of Preferred Stock Beneficially Owned" and has good and marketable title to such Preferred Stock, free and clear of any Liens. No Stockholder owns any shares of Preferred Stock or any other Securities of Parent except for the Preferred Stock set forth on Schedule A and the Warrants.

          (d) No Other Representation. Except for the representations of such Stockholder contained in this Agreement, such Stockholder makes no other representation or warranties, express or implied.

                                   ARTICLE V
                                  TERMINATION

     Section 5.1. Termination. This Agreement may be terminated on or any time prior to the Closing:

          (a) by mutual written consent of each of the Stockholders and Parent;

          (b) by the Stockholders if the Closing shall not have occurred prior to the Outside Date, unless the failure of such occurrence shall be due to the failure by the

     Stockholders seeking to terminate this Agreement to perform or observe any agreement set forth herein required to be performed or observed by the Stockholders on or before the Closing;

          (c) by either Parent or the Stockholders if the other party breaches any of its representations, warranties or covenants contained in this Agreement in any material respect and such breach is not cured within 10 days after receipt by the breaching party of written notice of such breach from the non-breaching party; or

          (d) by Parent or the Stockholders if a Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

     Section 5.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 5.1, all obligations and agreements of the parties set forth in this Agreement shall forthwith become void except for
Section 3.7, this Section 5.2 and Sections 6.2 - 6.15 (which, in each case, shall remain in full force and effect) and there shall be no liability or obligation on the part of the parties hereto except as otherwise provided in this Agreement. Notwithstanding the foregoing, the termination of this Agreement under Section 5.1 shall not relieve either party of any liability for breach of this Agreement prior to the date of termination.

                                   ARTICLE VI
                                  MISCELLANEOUS

     Section 6.1. Taking of Necessary Action; Consent and Waiver. Each of the parties hereto shall use its reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, in the case of Parent, (x) using reasonable best efforts to cause the Merger to be successfully completed, and for such purpose, at the reasonable request of the other party, will, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to the other party such other instruments in addition to those required by this Agreement, in form and substance satisfactory to the other party and (y) taking all actions as may be necessary to assure that Parent has adequate surplus available under applicable law to consummate the transactions contemplated hereby, including, without limitation, revaluing assets to the extent necessary. Pursuant to Sections 4.04 and 8.02 of the Purchase Agreement and the Certificate of Designations, the Stockholders hereby (a) consent to the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, (i) the Merger, (ii) the repurchase of the Purchased Shares,
(iii) the Financing, (iv) the amendment and restatement of Parent's bylaws as contemplated by the Merger Agreement, (v) the increase in size, and changes in composition, of Parent's board of directors as contemplated by the Merger Agreement (which the Stockholders agree and acknowledge that the election of such Persons to Parent's board of directors shall satisfy any rights that the Stockholders have to designate members of Parent's board of directors pursuant to the Certificate of Designations or otherwise) and (vi) the amendment of the Rights Agreement as contemplated by the Merger Agreement, (b) waive any right of first refusal in connection with the issuance of shares of Parent Common Stock in the

Merger and (c) agree and acknowledge that (i) none of the antidilution, price protection or other Conversion Price (as such term is defined in the Certificate of Designations) adjustment provisions of Section 9 of the Certificate of Designations shall apply in connection with the Merger and the other transactions contemplated by the Merger Agreement, including, without limitation, the issuance of shares of Parent Common Stock in the Merger and (ii) the consummation of (A) the Merger and the other transactions contemplated by the Merger Agreement shall not constitute a "Change in Control" under the Certificate of Designations and (B) the repurchase of the Purchased Shares by Parent pursuant to this Agreement is in lieu of any rights that such Stockholder may have to require Parent to redeem the Preferred Stock pursuant to the Certificate of Designations or otherwise. Parent agrees and acknowledges that the foregoing consents, waivers, agreements and acknowledgments by each Stockholder are expressly conditioned on Parent's agreement to purchase the Preferred Shares in accordance with the terms of this Agreement, and shall be ineffective (and deemed not to have been given on the date hereof) if Parent fails to consummate the purchase of the Preferred Shares at the Closing.

     Section 6.2. Expenses; Transfer Taxes. Each party hereto will bear the legal, accounting and other expenses incurred by such party in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and thereby. All sales, transfer, recordation and documentary taxes and fees that may be payable in connection with the transactions contemplated by this Agreement will be borne by Parent.

     Section 6.3. Entire Agreement; Amendments; Waivers. This Agreement and the agreements, certificates and documents referred to herein and therein set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right. No investigation by the Stockholders or Parent prior to or after the date hereof shall stop or prevent the Stockholders from exercising any right hereunder or be deemed to be a waiver of any such right.

     Section 6.4. Counterparts. This Agreement may be executed by facsimile signature and may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same documents.

     Section 6.5. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that State without giving effect to any conflict of laws rules or principles that might require the application of the laws of another jurisdiction.

     Section 6.6. Public Announcements. Subject to Section 3.1 and except with respect to the initial public announcement that Parent has entered into the Merger Agreement and the transactions contemplated thereby, including, without limitation, this Agreement, each of the parties hereto agrees to hold in strict confidence and not to publicly disclose the status of any discussions or relations between the parties with respect to the subject matter of this Agreement, or any of the terms or conditions of this Agreement, except to the extent that (i) the parties mutually agree to publicly disclose such information or (ii) any party is legally required (whether by federal securities laws, the rules of any stock exchange or otherwise) to disclose such information; provided, however, that in each case, the disclosing party shall consult with the non-disclosing party prior to making any such disclosure and shall give the non-disclosing party a reasonable opportunity to comment on the content of such disclosure.

     Section 6.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by facsimile or sent by overnight courier as follows:

          If to the Stockholders, to:

          GS Capital Partners 2000, L.P.
          GS Capital Partners 2000 Offshore, L.P.
          GS Capital Partners 2000 GmbH & Co. Beteiligungs KG
          GS Capital Partners 2000 Employee Fund, L.P.
          Goldman Sachs Direct Investment Fund 2000, L.P.
          c/o Goldman, Sachs & Co.
          85 Broad Street
          New York, New York 10004
          Phone: (212) 902-1000
          Fax: (212) 357-5505
          Attention: Mr. Stuart Katz
          Attention: Ben Adler, Esq.

          with a copy to (which shall not constitute notice):

          Fried, Frank, Harris, Shriver & Jacobson LLP
          One New York Plaza
          New York, New York 10004
          Phone: (212) 859-8000
          Fax: (212) 859-8586
          Attention: David N. Shine, Esq.

          If to Parent, to:

          R.H. Donnelley Corporation
          1001 Winstead Drive
          Cary, North Carolina 27513
          Phone: (919) 297-1600
          Fax: (919) 297-1518
          Attention: Robert J. Bush, Esq
          with a copy to (which shall not constitute notice):

          Jones Day
          901 Lakeside Avenue
          Cleveland, Ohio 44114
          Phone: (216) 586-3939
          Fax: (216) 579-0212
          Attention: Thomas C. Daniels, Esq.

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

     Section 6.8. Successors and Assigns. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Parent may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the Stockholders, provided that, after the Closing, subject to applicable law, Parent may assign its rights under this Agreement in whole or in part to any of its Affiliates, but no such assignment shall relieve Parent of its obligations hereunder. No Stockholder may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of Parent. Any purported assignment in violation of this Section 6.8 shall be void.

     Section 6.9. Jurisdiction; Waiver of Jury Trial. The state and federal courts located in the State of New York in New York County shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, each of the parties to this Agreement submits to the jurisdiction of those courts, including but not limited to the in personam and subject matter jurisdiction of those courts, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with Section 6.7) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY, TO THE EXTENT LAWFUL, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY DISPUTE WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 6.10. Captions; References. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to Articles, Sections, subsections or Schedules in this Agreement refer to the Articles, Sections, subsections and clauses of, and the Schedules to, this Agreement.

     Section 6.11. Schedules. The Schedules attached to this Agreement are incorporated herein and will be part of this Agreement for all purposes.

     Section 6.12. Third Parties. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than Parent and the Stockholders and their respective Affiliates any rights or remedies under or by reason of this Agreement and no such other Person shall be a third party beneficiary of any of the provisions hereof.

     Section 6.13. Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part or parts which may, for any reason, be hereafter declared invalid.

     Section 6.14. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     Section 6.15. Survival; Indemnification.

          (a) Survival. Subject to Article V, the representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing. In the case of the representations and warranties made by the Stockholders in this Agreement, such representations and warranties are being made severally and not jointly by such Stockholders.

          (b) Indemnification by Parent. From and after the Closing, Parent agrees to indemnify, defend and hold harmless the Stockholders, their Affiliates, and their officers, directors, partners, employees, agents, representatives, successors and any assigns of any of the foregoing ("Stockholder Indemnitees") against all claims, losses, liabilities, damages, interest and penalties, costs and expenses (other than any of the foregoing resulting from tax liabilities incurred by any of the Stockholders), including, without limitation, losses resulting from the defense, settlement or compromise of a claim, action, suit, investigation, subpoena or other compulsion of testimony, or proceeding, reasonable attorneys', accountants' and expert witnesses' fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder incurred by any of the Stockholder Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by Parent in this Agreement, (ii) any breach of any covenant, agreement or obligation of Parent contained in this Agreement or (iii) any actual or threatened claim, litigation, action, suit, investigation or proceeding by any Person (other than a Stockholder Indemnitee) in connection with the (A) transactions contemplated hereby or by the Merger Agreement, or by any documents executed in connection therewith, or (B) negotiation, execution, delivery and performance of this Agreement, the Merger Agreement or any documents executed in connection therewith. Any payments made by Parent to a Stockholder under this Section 6.15 shall be considered an increase to such Stockholder's Specified Purchase Price.

          (c) Indemnification by the Stockholders. From and after the Closing, the Stockholders, severally in proportion to their respective holdings of Preferred Stock, agree to indemnify, defend and hold harmless Parent, its other Affiliates, and their officers, directors, partners, employees, agents, representatives, successors and any assigns of any of the foregoing ("Parent Indemnitees") against all claims, losses, liabilities, damages, interest and penalties, costs and expenses, including, without limitation, losses resulting from the defense, settlement or compromise of a claim, action, suit, investigation, subpoena or other compulsion of testimony, or proceeding, reasonable attorneys', accountants' and expert witnesses' fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder incurred by any of the Parent Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by the Stockholders in this Agreement or
     (ii) any breach of any covenant, agreement or obligation of the Stockholders contained in this Agreement.

     Section 6.16. Termination of Purchase Agreement; No Further Rights. Each of the Stockholders hereby acknowledges and agrees that immediately following the Closing (a) the Purchase Agreement shall terminate and be null and void and of no further force or effect without any further action of the parties, (b) none of the Stockholders will have any further rights to designate any directors of Parent or veto any corporate action as provided in the Purchase Agreement or otherwise, (c) the Registration Rights Agreement, dated November 25, 2002, among Parent and the Stockholders shall terminate upon the Closing and be null and void and of no further force or effect without any further action of the parties, and, following the Closing, none of the Stockholders shall have any registration rights with respect to any Securities of Parent, including, without limitation, the Warrants or any shares of Parent Common Stock that may be issued or issuable upon exercise of the Warrants (or issued or distributed in respect of such shares of Parent Common Stock by way of stock dividend or stock split or other distribution, recapitalization, reclassification, merger, consolidation or otherwise), and (d) Parent may take such actions as it deems necessary, desirable or appropriate following the Closing to cancel or otherwise terminate the Certificate of Designations.

                    (Signatures are on the following pages.)

     IN WITNESS WHEREOF, this Agreement has been executed by the respective duly authorized officers of the parties hereto, all as of the date first above written.

                                        R.H. DONNELLEY CORPORATION


                                        By: /s/ Robert J. Bush
                                            ------------------------------------
                                        Name: Robert J. Bush
                                              ----------------------------------
                                        Title: Vice President, General Counsel
                                               ---------------------------------
                                               and Corporate Secretary
                                               ---------------------------------


                                        R.H. DONNELLEY INC.


                                        By: /s/ Robert J. Bush
                                            ------------------------------------
                                        Name: Robert J. Bush
                                              ----------------------------------
                                        Title: Vice President, General Counsel
                                               ---------------------------------
                                               and Corporate Secretary
                                               ---------------------------------

               Stock Purchase and Support Agreement Signature Page

                                        GS CAPITAL PARTNERS 2000, L.P.

                                        By: GS Advisors 2000, L.L.C.
                                            Its General Partner


                                        By: /s/ Stuart Katz
                                            ------------------------------------
                                        Name: Stuart Katz
                                              ----------------------------------
                                        Title: Vice President
                                               ---------------------------------


                                        GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

                                        By: GS Advisors 2000, L.L.C.
                                            Its General Partner


                                        By: /s/ Stuart Katz
                                            ------------------------------------
                                        Name: Stuart Katz
                                              ----------------------------------
                                        Title: Vice President
                                               ---------------------------------


                                        GS CAPITAL PARTNERS 2000 GmbH & CO.
                                        BETEILIGUNGS KG

                                        By: Goldman Sachs Management GP GmbH
                                            Its General Partner


                                        By: /s/ Stuart Katz
                                            ------------------------------------
                                        Name: Stuart Katz
                                              ----------------------------------
                                        Title: Vice President
                                               ---------------------------------


                                        GS CAPITAL PARTNERS 2000 EMPLOYEE FUND,
                                        L.P.

                                        By: GS Employee Funds 2000 GP, L.L.C.
                                            Its General Partner


                                        By: /s/ Stuart Katz
                                            ------------------------------------
                                        Name: Stuart Katz
                                              ----------------------------------
                                        Its: Vice President
                                             -----------------------------------

               Stock Purchase and Support Agreement Signature Page

                                        GOLDMAN SACHS DIRECT INVESTMENT FUND
                                        2000, L.P.

                                        By: GS Employee Funds 2000 GP, L.L.C.
                                            Its General Partner


                                        By: /s/ Stuart Katz
                                            ------------------------------------
                                        Name: Stuart Katz
                                              ----------------------------------
                                        Title: Vice President
                                               ---------------------------------

               Stock Purchase and Support Agreement Signature Page

                                   SCHEDULE A

                                  STOCKHOLDERS

                                          Shares of Preferred Stock
              Stockholder                     Beneficially Owned
              -----------                 -------------------------
GS Capital Partners 2000, L.P.                      55,313

GS Capital Partners 2000 Offshore, L.P.             20,098

GS Capital Partners 2000 GmbH & Co.
   Beteiligungs KG                                   2,311

GS Capital Partners 2000 Employee Fund,
   L.P.                                             17,564

Goldman Sachs Direct Investment Fund
   2000, L.P.                                        5,015


                                      A-1